Exhibit 3.1

COMPOSITE ARTICLES OF INCORPORATION

OF

INVESTAR HOLDING CORPORATION

(as amended through June 30, 2025)

ARTICLE I.

This corporation shall be known as and its title is declared to be INVESTAR HOLDING CORPORATION, and under this name, style and title, it shall have and enjoy corporate succession perpetually from the date hereof, unless sooner dissolved according to law.

This corporation shall have a corporate seal which may be altered at pleasure, and shall use the same by causing it or a facsimile thereof to be impressed or affixed or in any manner reproduced; but failure to affix a seal shall not affect the validity of any instrument.

ARTICLE II.

The parish of domicile of this corporation shall be the Parish of East Baton Rouge, State of Louisiana.

ARTICLE III.

The objects and purposes of this corporation are to carry on, conduct and engage in any lawful activity for which business corporations may be organized, as is now or may hereafter be authorized by law, and to do any and all things incidental thereto.

ARTICLE IV.

The maximum number of shares of capital stock of this corporation that may be issued from time to time by action of the Board of Directors is 45,000,000 shares, of which 40,000,000 shares shall be $1.00 par value common stock and 5,000,000 shares shall be preferred stock, no par value.

Without necessity of action by the shareholders, the authorized shares of capital stock of this corporation may be issued, in whole or in part, on one or more occasions, for such consideration and on such other terms and conditions as may be fixed by the Board of Directors. Upon payment or delivery of the consideration fixed by the Board of Directors for newly issued shares of capital stock, such shares shall be deemed fully paid for. This corporation shall not be obligated to issue certificates for fractional shares.

Shares of preferred stock may be issued from time to time in one or more series, with such designations, voting powers, preferences, dividend or redemption rights or other relative rights or restrictions, limitations or qualifications and as shall be stated and expressed in an amendment to these articles of incorporation adopted by the Board of Directors. Each such series of preferred stock shall be distinctly designated. The designations, voting powers, preferences, dividend or redemption rights or other relative rights or restrictions, limitations or qualifications may differ from those of any and all other series at any time outstanding. The Board of Directors is hereby expressly granted authority to fix the designations, voting powers, preferences, dividend or redemption rights or other relative rights or restrictions, limitations or qualifications, for any and all such series, including without limitation the following: (i) the distinctive designation of and the number of shares of preferred stock that shall constitute such series; provided that such number may be increased (except where otherwise provided by the Board of Directors) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board of Directors; (ii) the rate and time at which, and the terms and conditions upon which, dividends, if any, on shares of preferred stock of such series shall be paid, the extent of the preference or relation, if any, of such dividends to the dividends payable on any other series of preferred stock or any other class of capital stock and whether such dividends shall be cumulative or noncumulative; (iii) the right, if any, of the holders of preferred stock of such series to convert the same into, or exchange the same, for shares of any other class of capital stock or any series of any class of capital stock and the terms and conditions of such conversion or exchange; (iv) whether shares of preferred stock of such series shall be subject to redemption, and the redemption price or prices and the time or times at which, and the terms and conditions upon which, the shares of preferred stock of such series may be redeemed; (v) the rights, if any, of the holders of preferred stock of such series upon the voluntary or involuntary liquidation of this corporation; and (vi) the terms of the sinking fund or redemption or purchase account, if any, to be provided for the preferred stock of such series.

No transfer of shares of capital stock shall be binding upon this corporation unless recorded on its books and records or the books and records of its transfer agent.

This corporation may repurchase or redeem its shares of capital stock in a manner and on the conditions permitted and provided under and as may be authorized by the Board of Directors, and any shares repurchased may be reissued or canceled as the Board of Directors may determine.

The shareholders of this corporation shall not have preemptive rights.

ARTICLE IV-A.

6.5% Series A Non-Cumulative Perpetual Convertible Preferred Stock

1.

Designation of Series; Number of Shares; Status of Acquired or Converted Shares. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of serial preferred stock designated as the “6.5% Series A Non-Cumulative Perpetual Convertible Preferred Stock”, no par value per share (the “Series A Preferred Stock”). The total number of authorized shares constituting the Series A Preferred Stock will be 32,500 shares. Shares of outstanding Series A Preferred Stock that are purchased or otherwise acquired by the Corporation will be cancelled and will revert to authorized but unissued shares of preferred stock undesignated as to series. Shares of outstanding Series A Preferred Stock that are converted into common stock of the Corporation (the “Common Stock”) in accordance with the Articles of Incorporation will revert to authorized but unissued shares of preferred stock undesignated as to series. The Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Series A Preferred Stock, but not below the number of shares of Series A Preferred Stock then outstanding.

2.	Definitions. As used herein, the following terms will have the following meanings, unless the context otherwise requires:

(a) “Additional Tier 1 Capital” means Additional Tier 1 capital for purposes of capital adequacy regulations of the Federal Reserve Board (or any successor regulatory authority with jurisdiction over bank holding companies), as then in effect and applicable to the Corporation.

(b) “Applicable Procedures” means, with respect to any action with respect to beneficial interests in Series A Preferred Stock issued as a global security, the rules and procedures of the Depositary.

(c) “Applicable Regulatory Approval” is defined in Section 7(g).

(d) “Articles of Incorporation” means the Restated Articles of Incorporation of the Corporation, as amended, restated and/or supplemented from time to time.

(e) “Business Day” means any day except a Saturday, a Sunday or other day on which the Securities and Exchange Commission or banks in the City of New York are authorized or required by law to be closed.

(f) “Buy-In” is defined in Section 10(e)(iv).

(g) “Capital Event” means the receipt by the Corporation of a legal opinion from counsel experienced in such matters to the effect that, as a result of any change, event, occurrence, circumstance or effect occurring on or after the Effective Date, the Series A Preferred Stock does not constitute, or within ninety calendar days of the date of such legal opinion will not constitute, Additional Tier 1 Capital (or such equivalent if the Corporation were subject to such capital requirement).

(h) “Closing Price” of the Common Stock on any date of determination means the NASDAQ Official Closing Price or, if no NASDAQ Official Closing Price is reported, the last reported sale price of the shares of the Common Stock on the NASDAQ Global Market on such date. If the Common Stock is not traded on the NASDAQ Global Market on any date of determination, the Closing Price of the Common Stock on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or if the Common Stock is not so listed or quoted on a U.S. national or regional securities exchange, the last reported sale price, or if not, the last quoted bid price for the Common Stock in the over-the-counter market as reported by Pink Sheets LLC or similar organization, or, if that sale price or bid price is not available, the market price of the Common Stock on that date as determined by a nationally recognized independent investment banking firm retained by the Corporation for this purpose. All references herein to the “Closing Price” and “last reported sale price” of the Common Stock on the NASDAQ Global Market will be such closing sale price and last reported sale price as reflected on the website of the NASDAQ Global Market (http://www.nasdaq.com).

(i) “Common Stock” is defined in Section 1.

(j) “Conversion Agent” means the Person serving as the agent of the Corporation with respect to the conversion of Series A Preferred Stock, and its successors and assigns.

(k) “Conversion Date” means, (i) with respect to a conversion of Series A Preferred Stock pursuant to Section 8, the date on which the last of the items set forth in Section 10(e)(ii) is delivered to the Corporation, and (ii) the Mandatory Conversion Date.

(l) “Conversion Rate” means for each share of Series A Preferred Stock, 47.619 shares of Common Stock, subject to adjustment as set forth herein.

(m) “Conversion Share” or “Conversion Shares” means the shares of Common Stock issued or issuable upon conversion of the Series A Preferred Stock.

(n) “Corporation” as used in this Article IV-A, means Investar Holding Corporation.

(o) “Current Market Price” means, on any date, the average of the daily Closing Price per share of the Common Stock or the closing price of any other securities on each of the five consecutive Trading Days preceding the earlier of the day before the date in question and the day before the Ex-Date with respect to the issuance or distribution giving rise to an adjustment to the Conversion Rate in accordance with Section 11.

(p) “Depositary” means DTC or its nominee or any successor depositary appointed by the Corporation.

(q) “Dividend Parity Stock” is defined in Section 4(f).

(r) “Dividend Payment Date” is defined in Section 4(b).

(s) “Dividend Period” is defined in Section 4(b).

(t) “Dividend Rate” means 6.5%.

(u) “DRS” is defined in Section 10(e)(iii).

(v) “DTC” means The Depository Trust Company and its successors or assigns.

(w) “Effective Date” means the date on which shares of the Series A Preferred Stock are first issued.

(x) “Eligible Market” means the New York Stock Exchange, the NYSE American, The Nasdaq Capital Market, The Nasdaq Global Market or The Nasdaq Global Select Market.

(y) “Exchange Property” is defined in Section 12(b).

(z) “Ex-Date,” when used with respect to any issuance, dividend or distribution, means the first date on which the Common Stock or other securities trade without the right to receive the issuance, dividend or distribution giving rise to an adjustment to the Conversion Rate in accordance with Section 11.

(aa) “Holder” means the Person in whose name the shares of the Series A Preferred Stock are registered, which may be treated by the Corporation, Transfer Agent, Registrar, paying agent and Conversion Agent as the absolute owner of the shares of Series A Preferred Stock for the purpose of making payment and settling the related conversions and for all other purposes.

(bb) “Internal Revenue Code” is defined in Section 24(a).

(cc) “Issuer Redemption” is defined in Section 7(c).

(dd) “Issuer Redemption Notice” is defined in Section 7(c).

(ee) “Junior Securities” is defined in Section 3.

(ff) “Liquidity Conditions” will be satisfied with respect to a mandatory conversion pursuant to Section 9 or an Issuer Redemption pursuant to Section 7 if:

(i)

either (x) each Conversion Share issuable upon conversion of the shares of Series A Preferred Stock subject to the applicable mandatory conversion or Issuer Redemption, as the case may be, would be eligible to be offered, sold or otherwise transferred by such Holder of such share pursuant to Rule 144 under the Securities Act (or any successor rule thereto), without any requirements as to volume, manner of sale, availability of current public information (whether or not then satisfied) or notice; or (y) the offer and sale of such Conversion Shares by such Holder is registered pursuant to an effective registration statement under the Securities Act and such registration statement is reasonably expected by the Corporation to remain effective and usable by such Holder to sell such Conversion Shares continuously during the period from, and including, the date the related Notice of Mandatory Conversion or Issuer Redemption Notice, as the case may be, is delivered to such Holder, and including, the thirtieth (30th) calendar day thereafter;

(ii)

each Conversion Share issuable upon conversion of the shares of Series A Preferred Stock subject to the applicable mandatory conversion or Issuer Redemption, as the case may be, (x) will, when sold or otherwise transferred pursuant to, in the case of clause (i)(x) above, Rule 144, or, in the case of clause (i)(y) above, the registration statement referred to in such clause) be admitted for book-entry settlement through the Depositary with an “unrestricted” CUSIP number, (y) will not be represented by any certificate that bears a legend referring to transfer restrictions under the Securities Act or other securities laws; and (iii) will, when issued, be listed and admitted for trading, without suspension or material limitation on trading, on an Eligible Market);

(iii)

each Conversion Share issuable upon conversion of the shares of Series A Preferred Stock subject to the applicable mandatory conversion or Issuer Redemption, as the case may be, may be issued in full without violating Sections 9(d) or 9(e) hereof and without violating the rules or regulations of the applicable Eligible Market on which the Common Stock is then listed for trading;

(iv)

the Corporation has not received any written threat or notice of delisting or suspension by the applicable Eligible Market with a reasonable prospect of delisting, after giving effect to all applicable notice and appeal periods; and (ii) no such delisting or suspension is reasonably likely to occur or is pending based on the Corporation falling below the minimum listing maintenance requirements of such exchange;

(v)	the Corporation has not delivered a notice pursuant to Section 12(e) with respect to an anticipated Reorganization Event; and

(vi)

the Corporation shall not have provided such Holder any information that, at any time during the period from the date the applicable Notice of Mandatory Conversion is delivered to such Holder through and including the related Mandatory Conversion Date, or, from the date the applicable Issuer Redemption Notice is delivered to such Holder through and including the related date such Issuer Redemption is consummated, as the case may be, constitutes material non-public information under the U.S. federal securities laws regarding the Company.

(gg) “Mandatory Conversion Date” is defined in Section 9(a).

(hh) “Mandatory Conversion Price Condition” is defined in Section 9(a).

(ii) “Notice of Mandatory Conversion” is defined in Section 9(c).

(jj) “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

(kk) “Record Date” is defined in Section 4(b).

(ll) “Registrar” means the Person acting in its capacity as registrar for the Series A Preferred Stock, and its successors and assigns.

(mm) “Reorganization Event” is defined in Section 12(a).

(nn) “Securities Act” means the Securities Act of 1933, as amended.

(oo) “Series A Preferred Stock” is defined in Section 1.

(pp) “Trading Day” means a day on which the shares of Common Stock:

(i)	are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and

(ii)	have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.

(qq) “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, for the applicable Eligible Market with respect to the Common Stock that is in effect on the date of delivery of an applicable conversion notice, which as of the Effective Date was “T+1.”

(rr) “Transfer Agent” means the Person serving as the agent of the Corporation with respect to the registration of transfer of Series A Preferred Stock, and its successors and assigns.

(ss) “USRPHC Asset Base” is defined in Section 24(b).

(tt) “Voting Security” has the meaning set forth in 12 C.F.R. § 225.2(q) or any successor provision thereto.

3.

Ranking. The Series A Preferred Stock will rank, with respect to the payment of dividends and distributions upon liquidation, dissolution or winding-up, whether voluntary or involuntary, (1) on a parity with each class or series of preferred stock or capital stock the Corporation may issue in the future the terms of which expressly provide that such class or series will rank on a parity with the Series A Preferred Stock as to dividend rights and rights on liquidation, winding up and dissolution of the Corporation, and (2) senior to the Common Stock and each other class or series of preferred stock or capital stock the Corporation may issue in the future the terms of which do not expressly provide that such class or series will rank on a parity with or senior to the Series A Preferred Stock as to dividend rights and/or rights on liquidation, winding-up and dissolution of the Corporation (the “Junior Securities”).

4.	Dividends.

(a) From and after the Effective Date, Holders will be entitled to receive, when, as and if authorized by the Board of Directors and declared by the Corporation, out of legally available funds, on a non-cumulative basis, cash dividends by wire transfer of immediately available funds in the amount determined as set forth in Section 4(c), and no more.

(b) Subject to Section 4(a) and Section 4(c), dividends will be payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year (each such date, a “Dividend Payment Date”) commencing on October 1, 2025. Each dividend will be payable to Holders of record as they appear in the records of the Corporation at the close of business on the fifteenth day of the month immediately preceding the relevant Dividend Payment Date (each, a “Record Date”). Each period from and including a Dividend Payment Date (or, with respect to the initial Dividend Payment Date following the Effective Date, the Effective Date) to but excluding the following Dividend Payment Date is herein referred to as a “Dividend Period.”

(c) Dividends, if, when and as authorized by the Board of Directors and declared by the Corporation, will be, for each outstanding share of Series A Preferred Stock, at an annual rate equal to the Dividend Rate on the liquidation preference of $1,000 per share, without regard to, or accumulation of, any undeclared dividends. Dividends payable for a Dividend Period will be computed on the basis of a 360-day year of twelve 30-day months. If a scheduled Dividend Payment Date falls on a day that is not a Business Day, the dividend will be paid on the next Business Day as if it were paid on the scheduled Dividend Payment Date, and no interest or other amount will accrue on the dividend so payable for the period from and after that Dividend Payment Date to the date the dividend is paid. No interest or sum of money in lieu of interest will be paid on any dividend payment on a Series A Preferred Stock paid later than the scheduled Dividend Payment Date.

(d) Dividends on the Series A Preferred Stock are non-cumulative. If the Board of Directors does not authorize and the Corporation does not declare a dividend on the Series A Preferred Stock or if the Board of Directors authorizes and the Corporation declares less than a full dividend in respect of any Dividend Period, the Holders will have no right to receive any dividend or a full dividend, as the case may be, for such Dividend Period, and the Corporation will have no obligation to pay a dividend or to pay full dividends for such Dividend Period, whether or not dividends are authorized, declared and paid for any future Dividend Period with respect to the Series A Preferred Stock or the Common Stock or any other class or series of the Corporation’s preferred stock. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or failure to make any dividend payment.

(e) So long as any share of Series A Preferred Stock remains outstanding, no dividend will be declared or paid on the Common Stock or any other shares of Junior Securities (other than any dividend in connection with the implementation of a shareholders’ rights plan or the redemption or repurchase of any rights under any such plan), unless full dividends for the last preceding Dividend Period on all outstanding shares of Series A Preferred Stock have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside). The Corporation and its subsidiaries will not purchase, redeem or otherwise acquire, directly or indirectly, for consideration any shares of Common Stock or other Junior Securities (other than (i) as a result of a reclassification of such Junior Securities for or into other Junior Securities, (ii) the exchange or conversion of one share of such Junior Securities for or into another share of such Junior Securities, (iii) purchases, redemptions or other acquisitions of shares of Junior Securities in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants or (iv) the purchase of fractional interests in shares of Junior Securities pursuant to the conversion or exchange provisions of such securities or the security being converted or exchanged) nor will the Corporation pay or make available any monies for a sinking fund for the redemption of any shares of Common Stock or any other shares of Junior Securities during a Dividend Period, unless the full dividends for the most recently completed Dividend Period on all outstanding shares of Series A Preferred Stock have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside).

(f) When dividends are not paid in full upon the shares of Series A Preferred Stock and other equity securities ranking on a parity with the Series A Preferred Stock as to payment of dividends (“Dividend Parity Stock”), all dividends declared and unpaid for payment on a dividend payment date with respect to the Series A Preferred Stock and the Dividend Parity Stock will be shared ratably by the Holders and holders of any Dividend Parity Stock, in proportion to the respective amounts of the declared and unpaid dividends relating to the current dividend period. To the extent a dividend period with respect to any Dividend Parity Stock coincides with more than one Dividend Period with respect to the Series A Preferred Stock, for purposes of the immediately preceding sentence the Board of Directors will treat such dividend period as two or more consecutive dividend periods, none of which coincides with more than one Dividend Period with respect to the Series A Preferred Stock, or will treat such dividend period(s) with respect to any Dividend Parity Stock and Dividend Period(s) with respect to the Series A Preferred Stock for purposes of the immediately preceding sentence in any other manner that it deems to be fair and equitable in order to achieve ratable payments of dividends on such Dividend Parity Stock and the Series A Preferred Stock. To the extent a Dividend Period with respect to the Series A Preferred Stock coincides with more than one dividend period with respect to any Dividend Parity Stock, for purposes of the first sentence of this paragraph the Board of Directors will treat such Dividend Period as two or more consecutive Dividend Periods, none of which coincides with more than one dividend period with respect to such Dividend Parity Stock, or will treat such Dividend Period(s) with respect to the Series A Preferred Stock and dividend period(s) with respect to any Dividend Parity Stock for purposes of the first sentence of this paragraph in any other manner that it deems to be fair and equitable in order to achieve ratable payments of dividends on the Series A Preferred Stock and such Dividend Parity Stock. The term “dividend period” as used in this paragraph means such dividend periods as are provided for in the terms of any Dividend Parity Stock and, in the case of shares of Series A Preferred Stock, Dividend Periods applicable to shares of Series A Preferred Stock; and the term “dividend payment dates” as used in this paragraph means such dividend payment dates as are provided for in the terms of any Dividend Parity Stock and, in the case of shares of Series A Preferred Stock, Dividend Payment Dates applicable to shares of Series A Preferred Stock.

(g) Subject to the foregoing, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors (or a duly authorized committee of the Board) may be declared and paid on any securities, including Common Stock, any other Junior Securities and any Dividend Parity Stock, from time to time out of any funds legally available for such payment.

(h) Payments of cash dividends on the Series A Preferred Stock will be delivered to the Holder or, in the case of global certificates, through a book-entry transfer through DTC or any successor Depositary.

(i) If the Conversion Date applicable to any conversion of shares of Series A Preferred Stock is on or prior to the Record Date for any declared dividend for the Dividend Period with respect to such shares, such Holder will not have the right to receive any declared dividends on such shares for that Dividend Period. If the Conversion Date applicable to any conversion of shares of Series A Preferred Stock is after the Record Date for any declared dividends with respect to such shares and prior to the Dividend Payment Date, such Holder will receive that dividend on the relevant Dividend Payment Date if such Holder was the Holder of record on the Record Date for that dividend.

5.	Liquidation.

(a) In the event the Corporation voluntarily or involuntarily liquidates, dissolves or winds up, each Holder at the time thereof will be entitled to receive cash liquidating distributions in an amount equal to the greater of (i) the liquidation preference of $1,000 per share of Series A Preferred Stock, plus all declared but unpaid dividends thereon, without regard to, or accumulation of, any undeclared dividends, and (ii) the amount that such Holder would have received in respect of the Common Stock issuable upon conversion of Series A Preferred Stock held thereby had such Holder converted such share of Series A Preferred Stock immediately prior to such time, in each case out of assets or proceeds thereof legally available for distribution to the Corporation’s stockholders, before any distribution of assets or proceeds is made to or set aside for the holders of the Common Stock or any other Junior Securities. After payment of the full amount of such liquidating distributions, the Holders will not be entitled to any further participation in any distribution of assets by, and will have no right or claim to any remaining assets or proceeds of, the Corporation.

(b) In the event the assets or proceeds of the Corporation available for distribution to stockholders upon any liquidation, dissolution or winding-up of the affairs of the Corporation, whether voluntary or involuntary, will be insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series A Preferred Stock and the corresponding amounts payable on all outstanding securities of the Corporation ranking equally with the Series A Preferred Stock upon liquidation, the amounts paid to the Holders and to the holders of all such other securities ranking equally with the Series A Preferred Stock upon liquidation will share ratably in any distribution of assets or proceeds of the Corporation in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled, and prior to the distribution of assets or proceeds is made to, or set aside for, the holders of the Common Stock or any other Junior Securities.

(c) The Corporation’s consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into the Corporation, or the sale of all or substantially all of the Corporation’s property or business, will not constitute its liquidation, dissolution or winding up.

(d) In determining whether a distribution (other than upon voluntary or involuntary liquidation) on the Series A Preferred Stock, by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise, is permitted under applicable law, amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of Series A Preferred Stock will not be added to the Corporation’s total liabilities.

6.	Maturity. The Series A Preferred Stock will be perpetual unless converted in accordance with the Articles of Incorporation.

7.	Redemptions.

(a) The Corporation, at the option of the Board of Directors or any duly authorized committee of the Board of Directors, may redeem, from time to time, out of assets legally available therefor, in whole or in part, the shares of Series A Preferred Stock then outstanding on any Dividend Payment Date (and, for the avoidance of doubt, following the payment of any dividend payable on such Dividend Payment Date) occurring on or after the fifth anniversary of the Effective Date. The redemption price for shares of Series A Preferred Stock redeemed pursuant to the preceding sentence will be equal to $1,000 per share, plus all declared, but unpaid dividends thereon, without regard to, or accumulation of, any undeclared dividends.

(b) In addition and notwithstanding the above, the Corporation, at the option of the Board of Directors or any duly authorized committee of the Board of Directors, may redeem out of assets legally available therefor, in whole but not in part, the shares of Series A Preferred Stock then outstanding at any time following a Capital Event. The redemption price for shares of Series A Preferred Stock redeemed pursuant to this Section 7(b) will be equal to $1,000 per share, plus all declared, but unpaid dividends thereon, without regard to, or accumulation of, any undeclared dividends.

(c) Any redemption made by the Corporation under this Section 7 (the “Issuer Redemption”) will be made by providing thirty calendar days’ advance written notice (the “Issuer Redemption Notice”) to each Holder notifying such Holders of the redemption to be effected, specifying the number of shares of Series A Preferred Stock to be redeemed from such Holder, specifying the Dividend Payment Date on which such redemption will occur, the redemption price, the place at which payment may be obtained and calling upon such Holder to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares to be redeemed, if applicable, or such other or additional information required by DTC pursuant to its Applicable Procedures.

(d) Upon receipt of an Issuer Redemption Notice, a Holder of shares of Series A Preferred Stock may elect to convert such shares into shares of Common Stock in accordance with Section 8 hereof at any time prior to such Issuer Redemption.

(e) The Corporation may not deliver to a Holder an Issuer Redemption Notice unless on or prior to the date of delivery of such Issuer Redemption Notice, the Corporation will have segregated on the books and records of the Corporation an amount of cash sufficient to pay all amounts to which the Holders of shares of Series A Preferred Stock are entitled upon such redemption pursuant to this Section 7. Any Issuer Redemption Notice delivered will be irrevocable. Notwithstanding the foregoing, the Corporation will not exercise its right to effect Issuer Redemption pursuant to this Section 7, or otherwise send an Issuer Redemption Notice, with respect to any Series A Preferred Stock unless the Liquidity Conditions are satisfied (or waived in writing by such Holder) with respect to such Issuer Redemption.

(f) The price per share of Series A Preferred Stock required to be paid by the Corporation under this Section 7 will be paid in cash to the Holders whose Series A Preferred Stock is being redeemed on the date of such Issuer Redemption. The redemption price for any shares of Series A Preferred Stock will be payable against surrender of the certificate(s), if any, evidencing such shares to the Corporation.

(g) Any redemption of the Series A Preferred Stock will be subject to receipt by the Corporation of any required prior approval of the Board of Governors of the Federal Reserve System or other applicable governmental authority (“Applicable Regulatory Approval”) and to the satisfaction of any conditions set forth in the capital guidelines or regulations of the Board of Governors of the Federal Reserve System applicable to redemption of the Series A Preferred Stock.

(h) The Series A Preferred Stock will not be subject to redemption at the option of the Holder.

8.	Conversion at the Option of the Holder.

(a) Each Holder will have the right, at any time and from time to time after the Effective Date, at such Holder’s option, to convert all or any portion of such Holder’s Series A Preferred Stock into shares of Common Stock at the Conversion Rate per share of Series A Preferred Stock (subject to the conversion procedures contained in Section 10) plus cash in lieu of fractional shares as provided herein.

(b) Notwithstanding anything to the contrary in this Article IV-A, the Corporation will not be required to effect a conversion under this Section 8 with respect to shares of the Series A Preferred Stock of any Holder the conversion of which would be subject to any Applicable Regulatory Approval unless, with respect to such Holder, the Applicable Regulatory Approval has been obtained and remains in effect.

(c) Notwithstanding any other provision of this Article IV-A, the Corporation will not be required to effect a conversion under this Section 8 with respect to shares of Series A Preferred Stock held by any Holder that would result in such Holder owning, together with its affiliates, more than 9.9% of the outstanding shares of Common Stock (or of any class of Voting Securities issued by the Corporation) after giving effect to such conversion, calculated in accordance with the regulations of the Board of Governors of the Federal Reserve System at 12 C.F.R. § 225.9(a). Those shares of Series A Preferred Stock that are not convertible under the preceding sentence will remain outstanding unless or until such shares may be converted or otherwise redeemed in accordance herewith.

9.	Mandatory Conversion at the Corporation’s Option.

(a) On or after July 1, 2028, the Corporation will have the right, at its option, from time to time on any Dividend Payment Date (and, for the avoidance of doubt, following the payment of any dividend payable on such Dividend Payment Date) (a “Mandatory Conversion Date”), to cause some or all of the Series A Preferred Stock to be converted into shares of Common Stock at the Conversion Rate if, for twenty Trading Days within the period of thirty consecutive Trading Days (including the last Trading Day of such period), ending on the Trading Day preceding the date the Corporation delivers a Notice of Mandatory Conversion, the Closing Price of the Common Stock exceeds $26.25 (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction relating to the Common Stock occurring after the Effective Date) (the “Mandatory Conversion Price Condition”). Notwithstanding the foregoing, the Corporation will not exercise its right to effect a mandatory conversion pursuant to this Section 9, or otherwise send a Notice of Mandatory Conversion, with respect to any Series A Preferred Stock unless the Liquidity Conditions and the Mandatory Conversion Price Condition are satisfied (or waived in writing by such Holder) with respect to such mandatory conversion.

(b) If the Corporation elects to cause less than all of the shares of Series A Preferred Stock to be converted under Section 9(a), the Conversion Agent will select the Series A Preferred Stock to be converted by lot, on a pro rata basis or by another method the Conversion Agent considers fair and appropriate, including any method required by DTC or any successor Depositary. If the Conversion Agent selects a portion of a Holder’s Series A Preferred Stock for partial mandatory conversion and such Holder also elects or has elected to convert a portion of its shares of Series A Preferred Stock, the mandatory converted portion will first be deemed to be from the portion selected for optional conversion under Section 8.

(c) In order to exercise the mandatory conversion right described in this Section 9, the Corporation will provide written notice of such conversion to each Holder (such notice, a “Notice of Mandatory Conversion”). In addition to any information required by applicable law or regulation, the Notice of Mandatory Conversion will state, as appropriate:

(i)    the Mandatory Conversion Date;

(ii)    the number of shares of Common Stock to be issued upon conversion of each share of Series A Preferred Stock;

(iii)    the number of shares of Series A Preferred Stock to be converted;

(iv)    that such Notice of Mandatory Conversion shall be deemed automatically rescinded with respect to such Holder if any of the Liquidity Conditions and/or the Mandatory Conversion Price Condition are not satisfied (or waived in writing by such Holder) at any time prior to the applicable Mandatory Conversion Date; and

(v)    any other or additional information required by DTC pursuant to its Applicable Procedures.

(d) Notwithstanding anything to the contrary in this Article IV-A, no Holder will be required to effect a conversion under this Section 9 with respect to shares of the Series A Preferred Stock of any Holder the conversion of which would be subject to any Applicable Regulatory Approval unless, with respect to such Holder, the Applicable Regulatory Approval has been obtained and remains in effect.

(e) Notwithstanding any other provision of this Article IV-A, no Holder will be required to effect a conversion under this Section 9 with respect to shares of Series A Preferred Stock held by any Holder that would result in such Holder owning, together with its affiliates, more than 9.9% of the outstanding shares of Common Stock (or of any class of Voting Securities issued by the Corporation) after giving effect to such conversion, calculated in accordance with the regulations of the Board of Governors of the Federal Reserve System at 12 C.F.R. § 225.9(a). Those shares of Series A Preferred Stock that are not convertible under the preceding sentence will remain outstanding unless or until such shares may be converted or otherwise redeemed in accordance herewith.

10.	Conversion Procedures.

(a) Effective immediately prior to the close of business on the Conversion Date, the shares of Series A Preferred Stock subject to conversion will cease to be outstanding, and dividends will no longer be authorized and declared on any converted shares of Series A Preferred Stock, subject to the right of Holders to receive any authorized, declared and unpaid dividends on such shares and any other payments to which they are otherwise entitled hereunder.

(b) No allowance or adjustment, except pursuant to Section 11, will be made in respect of dividends payable to holders of the Common Stock of record as of any date prior to the close of business on the Conversion Date.

(c) Prior to the close of business on the Conversion Date, shares of Common Stock issuable upon conversion of, or other securities issuable upon conversion of, any shares of Series A Preferred Stock will not be deemed outstanding for any purpose, and Holders will have no rights with respect to the Common Stock or other securities issuable upon conversion (including voting rights, rights to respond to tender offers for the Common Stock or other securities issuable upon conversion and rights to receive any dividends or other distributions on the Common Stock or other securities issuable upon conversion) by virtue of holding shares of Series A Preferred Stock.

(d) The Person or Persons entitled to receive the Common Stock and/or cash, securities or other property issuable upon conversion of Series A Preferred Stock will be treated for all purposes as the record holder(s) of such shares of Common Stock and/or securities as of the close of business on the Conversion Date. In the event that a Holder will not by written notice designate the name in which shares of Common Stock and/or cash, securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of shares of Series A Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Corporation will be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the Corporation or, in the case of global certificates or uncertificated shares, through book-entry transfer through the Depositary.

(e) Conversion into shares of Common Stock will occur as follows:

(i)    On the Mandatory Conversion Date, shares of Common Stock will be issued to Holders or their designee upon presentation and surrender of the certificate evidencing the Series A Preferred Stock to the Conversion Agent, if shares of the Series A Preferred Stock are held in certificated form, and, if required, the furnishing of appropriate endorsements and transfer documents and the payment of all transfer and similar taxes. If a Holder’s interest is a beneficial interest in a global certificate representing Series A Preferred Stock, a book-entry transfer through the Depositary will be made by the Conversion Agent upon compliance with the Applicable Procedures for converting a beneficial interest in a global security.

(ii)    On the date of any conversion at the option of a Holder pursuant to Section 8 or Section 12, if a Holder’s interest is in certificated form, a Holder must do each of the following in order to convert:

(A)	complete and manually sign the conversion notice provided by the Conversion Agent, or a facsimile or email of the conversion notice, and deliver such irrevocable notice to the Conversion Agent;

(B)	surrender the shares of Series A Preferred Stock to the Conversion Agent;

(C)	if required, furnish appropriate endorsements and transfer documents; and

(D)	if required, pay all transfer or similar taxes.

If a Holder’s interest is a beneficial interest in a global certificate representing Series A Preferred Stock, in order to convert, such Holder must comply with paragraphs (C) and (D) of this clause (ii) and comply with the Applicable Procedures for converting a beneficial interest in a global security. The date on which a Holder complies with the procedures in this clause (ii), in the reasonable discretion of the Conversion Agent, will be deemed the “Conversion Date” with respect to a conversion at the option of the Holder.

(iii)    The Conversion Agent will, on a Holder’s behalf, convert the Series A Preferred Stock into shares of Common Stock, in accordance with the terms of the notice delivered by such Holder described in Section 10(e)(ii). The Corporation shall, or shall cause its Conversion Agent to, promptly (but in no event later than the number of Trading Days comprising the Standard Settlement Period following the applicable Conversion Date), upon the request of such Holder, cause the Conversion Agent to credit such aggregate number of shares of Common Stock specified by such Holder in the applicable conversion notice and to which the Holder is entitled pursuant to such conversion to (i) such Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal At Custodian system or (ii) in book-entry form via a direct registration system (“DRS”) maintained by or on behalf of the Conversion Agent, in each case, so long as either (A) there is an effective registration statement permitting the issuance of the Conversion Shares to or the resale of such Conversion Shares by such Holder or (B) the Conversion Shares are eligible for resale by such Holder without volume or manner-of-sale restrictions pursuant to Rule 144 promulgated under the Securities Act. If (A) and (B) above are not true, the Corporation shall cause the Conversion Agent to either (i) record the Conversion Shares in the name of such Holder or its designee on the certificates reflecting the Conversion Shares with an appropriate legend regarding restriction on transferability, which shall be issued and dispatched by overnight courier to the address as specified in the applicable conversion notice, and on the Corporation’s share register or (ii) issue such Conversion Shares in the name of such Holder or its designee in restricted book-entry form in the Corporation’s share register. Such Holder, or any Person so designated by such Holder to receive Conversion Shares, shall be deemed to have become the holder of record of such Conversion Shares as of the applicable Conversion Date, irrespective of the date such Conversion Shares are credited to the Holder’s DTC account, the date of the book entry positions or the date of delivery of the certificates evidencing such Conversion Shares, as the case may be.

(iv)    In addition to any other rights available to any Holder, if the Corporation fails to cause the Conversion Agent to deliver to such Holder or its designee Conversion Shares in the manner required pursuant to this Section 10 within the Standard Settlement Period following the applicable Conversion Date and such Holder or such Holder’s broker on its behalf purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder anticipated receiving upon such conversion (a “Buy-In”) but did not receive within the Standard Settlement Period, then the Corporation shall, within two (2) Trading Days after such Holder’s request and in such Holder’s sole discretion, either (i) promptly honor its obligation to deliver to such Holder or its designee the Conversion Shares and pay cash to such Holder in an amount equal to the excess (if any) of such Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased in the Buy-In, less the product of (A) the number of shares of Common Stock purchased in the Buy-In, times (B) the Closing Price of a share of Common Stock on the applicable Conversion Date or (ii) pay cash to such Holder in an amount equal to such Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased, at which point the Corporation’s obligation to deliver the Conversion Shares shall terminate. Such Holder shall provide the Corporation written notice promptly after the occurrence of a Buy-In, indicating the amounts payable to such Holder in respect of the Buy-In together with applicable confirmations and other evidence reasonably requested by the Corporation.

11.	Anti-Dilution Adjustments.

(a)         In order to prevent the dilution of the conversion rights granted hereunder, the Conversion Rate will be subject to the following adjustments:

(i) Stock Dividends and Distributions. If the Corporation pays dividends or other distributions on the Common Stock in shares of Common Stock, then the Conversion Rate in effect immediately prior to the Ex-Date for such dividend or distribution will be multiplied by the following fraction:

OS1

OS0

where,

OS0 = the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such dividend or distribution; and

OS1 = the sum of the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such dividend or distribution plus the total number of shares of Common Stock constituting such dividend or distribution.

The adjustment pursuant to this clause (i) will become effective at 9:00 a.m., New York City time on the Ex-Date for such dividend or distribution. If any dividend or distribution described in this clause (i) is authorized and declared but not so paid or made, the Conversion Rate will be readjusted, effective as of the date the Board of Directors publicly announces its decision not to make such dividend or distribution, to such Conversion Rate that would be in effect if such dividend or distribution had not been declared.

(ii) Subdivisions, Splits and Combination of the Common Stock. If the Corporation subdivides, splits or combines the shares of Common Stock, then the Conversion Rate in effect immediately prior to the effective date of such share subdivision, split or combination will be multiplied by the following fraction:

OS1

OS0

where,

OS0 = the number of shares of Common Stock outstanding immediately prior to the effective date of such share subdivision, split or combination.

OS1 = the number of shares of Common Stock outstanding immediately after the opening of business on the effective date of such share subdivision, split or combination.

The adjustment pursuant to this clause (ii) will become effective at 9:00 a.m., New York City time on the Ex-Date for such subdivision, split or combination. If any subdivision, split or combination described in this clause (ii) is announced but the outstanding shares of Common Stock are not subdivided, split or combined, the Conversion Rate will be readjusted, effective as of the date the Board of Directors publicly announces its decision not to subdivide, split or combine the outstanding shares of Common Stock, to such Conversion Rate that would be in effect if such subdivision, split or combination had not been announced.

(iii) Debt or Asset Distributions. If the Corporation distributes to all or substantially all holders of shares of Common Stock evidences of indebtedness, shares of capital stock, securities, cash or other assets (excluding any dividend or distribution referred to in clause (i) of this Section 11(a), any dividend or distribution paid exclusively in cash, any consideration payable in connection with a tender or exchange offer of indebtedness made by the Corporation or any of its subsidiaries, and any dividend of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in the case of certain spin-off transactions as described below), then the Conversion Rate in effect immediately prior to the Ex-Date for such distribution will be multiplied by the following fraction:

SP0

SP0 - FMV

where,

SP0 = the Current Market Price per share of Common Stock on such date.

FMV = the fair market value of the portion of the distribution applicable to one share of Common Stock on such date as determined by the Board of Directors; provided that, if “FMV” as set forth above is equal to or greater than “SP0” as set forth above, in lieu of the foregoing adjustment, adequate provision shall be made so that each Holder will receive on the date on which such distribution is made to holders of Common Stock, for each share of Series A Preferred Stock, the amount of such distribution such Holder would have received had such holder owned a number of shares of Common Stock equal to the Conversion Rate on the Ex-Date for such distribution.

In a “spin-off,” where the Corporation makes a distribution to all or substantially all holders of shares of Common Stock consisting of capital stock of any class or series, or similar equity interests of, or relating to, a subsidiary or other business unit, the Conversion Rate will be adjusted on the fifteenth Trading Day after the effective date of the distribution by multiplying such Conversion Rate in effect immediately prior to such fifteenth Trading Day by the following fraction:

MP0 + MPS

MP0

where,

MP0 = the average of the Closing Prices of the Common Stock over the first ten Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution.

MPS = the average of the Closing Prices of the capital stock or equity interests representing the portion of the distribution applicable to one share of Common Stock over the first ten Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution, or, if not traded on a national or regional securities exchange or over-the-counter market, the fair market value of the capital stock or equity interests representing the portion of the distribution applicable to one share of Common Stock on such date as determined by the Board of Directors.

Any adjustment pursuant to this clause (iii) will become effective immediately prior to 9:00 a.m., New York City time, on the Ex-Date for such distribution. In the event that such distribution described in this clause (iii) is not so paid or made, the Conversion Rate will be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay or make such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(iv) Cash Distributions. If the Corporation makes a distribution consisting exclusively of cash to all or substantially all holders of the Common Stock, excluding (a) any regular cash dividend on the Common Stock, (b) any cash that is distributed in a Reorganization Event or as part of a “spin-off” referred to in clause (iii) of this Section 11(a), (c) any dividend or distribution in connection with the Corporation’s liquidation, dissolution or winding up, and (d) any consideration payable in connection with a tender or exchange offer of indebtedness made by the Corporation or any of its subsidiaries, then in each event, the Conversion Rate in effect immediately prior to the Ex-Date for such distribution will be multiplied by the following fraction:

SP0

SP0 - DIV

where,

SP0 = the Closing Price per share of Common Stock on the Trading Day immediately preceding the Ex-Date.

DIV = the amount per share of Common Stock of the dividend or distribution.

In the event that any distribution described in this clause (iv) is not so made, the Conversion Rate will be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay such distribution, to the Conversion Rate which would then be in effect if such distribution had not been declared.

(v) Self Tender Offers and Exchange Offers. If the Corporation or any of its subsidiaries successfully completes a tender or exchange offer for the Common Stock where the cash and the value of any other consideration included in the payment per share of the Common Stock exceeds the Closing Price per share of the Common Stock on the Trading Day immediately succeeding the expiration of the tender or exchange offer, then the Conversion Rate in effect at the close of business on such immediately succeeding Trading Day will be multiplied by the following fraction:

AC + (SP0 x OS1)

OS0 x SP0

where,

SP0 = the Closing Price per share of Common Stock on the Trading Day immediately succeeding the expiration of the tender or exchange offer.

OS0 = the number of shares of Common Stock outstanding immediately prior to the expiration of the tender or exchange offer, including any shares validly tendered and not withdrawn.

OS1 = the number of shares of Common Stock outstanding immediately after the expiration of the tender or exchange offer.

AC = the aggregate cash and fair market value of the other consideration payable in the tender or exchange offer, as determined by the Board of Directors.

Any adjustment made pursuant to this clause (v) will become effective immediately prior to 9:00 a.m., New York City time, on the Trading Day immediately following the expiration of the tender or exchange offer. In the event that the Corporation, or one of its subsidiaries, is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Corporation, or such subsidiary, is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Rate will be readjusted to be such Conversion Rate that would then be in effect if such tender offer or exchange offer had not been made.

(vi) Rights Plans. To the extent that the Corporation has a rights plan in effect with respect to the Common Stock on any Conversion Date, upon conversion of any shares of the Series A Preferred Stock, Holders will receive, in addition to the shares of Common Stock, the rights under the rights plan, unless, prior to such Conversion Date, the rights have separated from the shares of Common Stock, in which case the Conversion Rate will be adjusted at the time of separation as if the Corporation had made a distribution to all holders of the Common Stock as described in clause (iii) of this Section 11(a), subject to readjustment in the event of the expiration, termination or redemption of such rights.

(b) The Corporation may make such increases in the Conversion Rate, in addition to any other increases required by this Section 11, if the Board of Directors deems it advisable to avoid or diminish any income tax to holders of the Common Stock resulting from any dividend or distribution of shares of Common Stock (or issuance of rights or warrants to acquire shares of Common Stock) or from any event treated as such for income tax purposes or for any other reason.

(c) All adjustments to the Conversion Rate will be calculated to the nearest 1/10,000th of a share (or, if there is not a nearest 1/10,000th of a share, to the next lower 1/10,000th of a share) of Common Stock. No adjustment in the Conversion Rate will be required unless such adjustment would require an increase or decrease of at least one percent (1.0%) therein; provided, however, that any adjustments which by reason of this subparagraph are not required to be made will be carried forward and taken into account in any subsequent adjustment; provided further that on any Conversion Date, adjustments to the Conversion Rate will be made with respect to any such adjustment carried forward and which has not been taken into account before such date.

(d) No adjustment to the Conversion Rate will be made if Holders may participate in the transaction that would otherwise give rise to an adjustment, as a result of holding the Series A Preferred Stock, without having to convert the Series A Preferred Stock, as if they held the full number of shares of Common Stock into which a share of the Series A Preferred Stock may then be converted.

(e) The Conversion Rate will not be adjusted:

(i) upon the issuance of any shares of the Common Stock or rights or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Corporation or any of its subsidiaries;

(ii) upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date shares of the Series A Preferred Stock were first issued, provided that such option, warrant or right are not amended after the date shares of the Series A Preferred Stock were first issued to extend the term thereof, to increase the number of shares issuable upon exercise, exchange or conversion thereof or decrease the price at which such option, warrant or right is exercisable, exchangeable or convertible;

(iii) for a change in the par value or no par value of the Common Stock; or

(iv) for accrued and unpaid dividends on the Series A Preferred Stock.

(f) Whenever the Conversion Rate is to be adjusted in accordance herewith, the Corporation will:

(i) as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Rate pursuant to Section 11, taking into account the one percent (1.0%) threshold set forth above (or if the Corporation is not aware of such occurrence, as soon as practicable after becoming so aware), provide, or cause to be provided, a written notice to the Holders of the occurrence of such event; and

(ii) as soon as practicable following the determination of the revised Conversion Rate in accordance with Section 11(a), provide, or cause to be provided, a written notice to the Holders setting forth in reasonable detail the method by which the adjustment to the Conversion Rate was determined and setting forth the revised Conversion Rate.

12.	Reorganization Events.

(a) A “Reorganization Event” will mean:

(i) any consolidation, merger or similar business combination of the Corporation with or into another Person, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Corporation or another Person;

(ii) any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Corporation and its subsidiaries, taken as a whole, in each case pursuant to which the Common Stock will receive a distribution of cash, securities or other property of the Corporation or another Person;

(iii) any reclassification of the Common Stock into securities including securities other than the Common Stock; or

(iv) any statutory exchange of the outstanding shares of Common Stock for securities of another Person (other than in connection with a merger or acquisition).

(b) Upon the occurrence of a Reorganization Event prior to an applicable Conversion Date, each share of Series A Preferred Stock outstanding immediately prior to such Reorganization Event will, without the consent of any Holders, be entitled to receive, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, and after satisfaction of all liabilities and obligations to creditors of the Corporation and subject to the rights of any securities ranking senior to the Series A Preferred Stock, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other Junior Securities, in full, the greater of the (i) amount per share equal to the liquidation value of $1,000 per share, plus all declared but unpaid dividends thereon, without regard to, or accumulation of, any undeclared dividends, and (ii) amount equal to the distribution amount of such assets or proceeds of the Corporation as was receivable by a holder of the number of shares of Common Stock into which such share of Series A Preferred Stock was convertible immediately prior to such Reorganization Event (such payment, the “Exchange Property”).

(c) In the event that holders of the shares of Common Stock have the opportunity to elect the form of consideration to be received in such transaction, the Holders will also be entitled to make such election on the same basis as the holders of Common Stock.

(d) The above provisions of this Section 12 will similarly apply to successive Reorganization Events and the provisions of Section 11 will apply to any shares of capital stock of the Corporation (or any successor) received by the holders of the Common Stock in any such Reorganization Event.

(e) The Corporation (or any successor) will, at least twenty days prior to the occurrence of any Reorganization Event, provide written notice to the Holders of the anticipated occurrence of such event and of the type and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice will not affect the operation of this Section 12.

13.	Voting Rights.

(a) Notwithstanding any stated or statutory voting rights, except as set forth in Section 13(b), the Holders will not be entitled to vote (in their capacity as Holders) on any matter submitted to a vote of the stockholders of the Corporation.

(b) So long as any shares of Series A Preferred Stock are outstanding, the Corporation will not, without the written consent or affirmative vote, given in person or by proxy, at a meeting called for that purpose by holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting as a single and separate class, amend, alter or repeal (including by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions, other than a Reorganization Event pursuant to which the Series A Preferred Stock is treated in accordance with Section 12) any provision of (i) this Article IV-A of the Articles of Incorporation or (ii) the Articles of Incorporation, in either case, that would alter, modify or change the preferences, rights, privileges or powers of the Series A Preferred Stock so as to, or in a manner that would, significantly and adversely affect the preferences, rights, privileges or powers of the Series A Preferred Stock; provided that any such amendment or alteration to any provision of this Article IV-A or the Articles of Incorporation that alters, modifies or changes the preferences, rights, privileges or powers of a particular Holder so as to, or in a manner that would, significantly and adversely affect the preferences, rights, privileges or powers of such Holder in a manner disproportionate from any other Holder will require the prior written consent of such significantly and adversely affected Holder; provided, further, that (x) any increase in the amount of the authorized or issued Series A Preferred Stock or any securities convertible into Series A Preferred Stock or (y) the creation and issuance, or an increase in the authorized or issued amount, of any series of preferred stock of the Company, or any securities convertible into preferred stock of the Company, ranking equal with and/or senior to the Series A Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon the Corporation’s liquidation, dissolution or winding up, in either case, will, in and of itself, be deemed to significantly and adversely affect the preferences, rights, privileges or powers of the Series A Preferred Stock or any Holder.

(c) Notwithstanding the foregoing, the Corporation will not, without the written consent or affirmative vote, given in person or by proxy, at a meeting called for that purpose by the unanimous consent of the holders of the outstanding shares of Series A Preferred Stock, amend, alter or repeal (including by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions, other than a Reorganization Event pursuant to which the Series A Preferred Stock is treated in accordance with Section 12) the definition of Conversion Rate or Dividend Rate, or the liquidation preference of Series A Preferred Stock under this Article IV-A.

(d) Section 13(b) will not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required will be effected, all outstanding shares of Series A Preferred Stock will have been converted into shares of Common Stock or otherwise reacquired by the Corporation.

(e) Except as expressly provided in this Section 13, each holder of Series A Preferred Stock will have one vote per share on any matter on which holders of Series A Preferred Stock are entitled to vote, including any action by written consent.

14.	Fractional Shares.

(a) No fractional shares of Common Stock will be issued as a result of any conversion of shares of Series A Preferred Stock.

(b) In lieu of any fractional share of Common Stock otherwise issuable in respect of any conversion, the Holder will be entitled to receive an amount in cash (computed to the nearest cent) equal to the same fraction of the Closing Price of the Common Stock determined as of the second Trading Day immediately preceding the Conversion Date.

(c) If more than one share of the Series A Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full shares of Common Stock issuable upon conversion thereof will be computed on the basis of the aggregate number of shares of the Series A Preferred Stock so surrendered.

15.	Reservation of Common Stock.

(a) The Corporation will at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of shares of Series A Preferred Stock as provided in the Articles of Incorporation, free from any preemptive or other similar rights, such number of shares of Common Stock as will from time to time be issuable upon the conversion of all the shares of Series A Preferred Stock then outstanding at the Conversion Rate (as may be adjusted pursuant to Section 11). For purposes of this Section 15(a), the number of shares of Common Stock that will be deliverable upon the conversion of all outstanding shares of Series A Preferred Stock will be computed as if at the time of computation all such outstanding shares were held by a single Holder.

(b) All shares of Common Stock delivered upon conversion of the Series A Preferred Stock will be duly authorized, validly issued, fully paid and non-assessable.

(c) The Corporation covenants and agrees that, if at any time the Common Stock will be listed on any national securities exchange or automated quotation system, the Corporation will, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Stock will be so listed on such exchange or automated quotation system, all Common Stock issuable upon conversion of the Series A Preferred Stock.

16.

Transfer Agent, Registrar, Paying Agent and Conversion Agent. The duly appointed Transfer Agent, Registrar, paying agent and Conversion Agent for the Series A Preferred Stock will initially be Equiniti Trust Company, LLC. The Corporation may, in its sole discretion, remove the Transfer Agent, Registrar, paying agent and/or Conversion Agent; provided that the Corporation will appoint a successor to such position(s) who will accept such appointment prior to the effectiveness of such removal.

17.

Replacement Stock Certificates. If any of the Series A Preferred Stock certificates will be mutilated, lost, stolen or destroyed, upon the making of an affidavit of that fact by the Holder claiming such certificate to be mutilated, lost, stolen or destroyed and, if required by the Corporation, the posting by such Holder of a bond or security in such amount as the Corporation may determine is necessary as indemnity against any claim that may be made against it with respect to such certificate, the Corporation will, at the expense of the Holder, issue, in exchange and in substitution for and upon cancellation of the mutilated Series A Preferred Stock certificate, or in lieu of and substitution for the Series A Preferred Stock certificate lost, stolen or destroyed, a new Series A Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Series A Preferred Stock.

18.

Notices. All notices referred to in this Article IV-A will be in writing, and, unless otherwise specified herein, all notices hereunder will be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first-class mail will be specifically permitted for such notice under the terms of this Article IV-A) with postage prepaid, addressed: (i) if to the Corporation, to the principal executive office of the Corporation or to the Transfer Agent at its principal office in the United States of America, or other agent of the Corporation designated as permitted by the Articles of Incorporation, or (ii) if to any Holder or holder of shares of Common Stock, as the case may be, to such Holder at the address of such Holder as listed in the stock record books of the Corporation (which may include the records of any transfer agent for the Series A Preferred Stock or the Common Stock, as the case may be) or, as applicable, or by delivery electronically through the Applicable Procedures of the Depositary prescribed for giving such notice, or (iii) to such other address as the Corporation or any such Holder, as the case may be, will have designated by notice similarly given.

19.

Exclusion of Other Rights. The shares of Series A Preferred Stock will not have any voting powers except as expressly described herein, and, except as may otherwise be required by applicable law, will not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth herein (as this Article IV-A may be amended from time to time) and in the Articles of Incorporation. The shares of Series A Preferred Stock will have no preemptive or subscription rights.

20.

Severability of Provisions. If any voting powers, preferences or relative, participating, optional or other special rights of the Series A Preferred Stock and qualifications, limitations and restrictions thereof set forth in this Article IV-A (as this Article IV-A may be amended from time to time) are invalid, unlawful or incapable of being enforced by reason of any rule of law, all other voting powers, preferences and relative, participating, optional and other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof set forth in this Article IV-A (as so amended) that can be given effect without the invalid, unlawful or unenforceable voting powers, preferences or relative, participating, optional or other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences or relative, participating, optional or other special rights of Series A Preferred Stock or qualifications, limitations and restrictions thereof herein set forth will be deemed dependent upon any other such voting powers, preferences or relative, participating, optional or other special rights of Series A Preferred Stock or qualifications, limitations and restrictions thereof unless so expressed herein.

21.

Determinations. The Corporation will have the sole right to make all calculations called for hereunder. Absent fraud or manifest error, such calculations shall be final and binding on all Holders. The Corporation will have the power to resolve any ambiguity and its action in so doing, as evidenced by a resolution of the Board of Directors, will be final and conclusive unless clearly inconsistent with the intent hereof.

22.

Repurchases. Subject to the limitations imposed herein, the Corporation may purchase shares of Series A Preferred Stock from time to time to such extent, in such manner, and upon such terms as the Board of Directors or any duly authorized committee of the Board may determine; provided that any repurchase of shares of Series A Preferred Stock by the Corporation will be subject to any Applicable Regulatory Approval.

23.	No Sinking Fund. Shares of Series A Preferred Stock are not subject to the operation of a sinking fund.

24.	Taxes.

(a) For U.S. federal income tax purposes the Corporation and each Holder intends to treat the Series A Preferred Stock as participating stock and not as preferred stock as defined under Treasury Regulations promulgated under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), Section 1.305.5 and shall complete any reporting in a manner consistent with such treatment.

(b) In the event that the Corporation reasonably determines in good faith that 40% or more of the Corporation’s USRPHC Asset Base (as defined below) consists of “United States real property interests” (within the meaning of Section 897(c)(1) of the Internal Revenue Code), the Corporation shall promptly notify the Holders of such determination in writing. For purposes of the foregoing, the Corporation’s “USRPHC Asset Base” shall mean the amount determined under Section 897(c)(2)(B) of the Internal Revenue Code.

(c) The Corporation and each Holder will bear their own respective costs, fees and expenses in connection with any conversion contemplated hereby, except that the Corporation will pay any and all transfer taxes, stamp taxes or duties, documentary taxes, or other similar taxes imposed upon the issuance of shares of Common Stock on account of any conversion contemplated hereby; provided that the Corporation will not be required to pay any such tax to the extent such tax is payable because a Holder requests Common Stock to be registered in a name other than such registered holder’s name, and no such Common Stock will be so registered unless and until the registered holder making such request has paid such taxes to the Corporation or has established to the satisfaction of the Corporation that such taxes have been paid or are not payable.

ARTICLE V.

The name and address of the incorporator of this corporation is John J. D’Angelo, 7244 Perkins Road, Baton Rouge, Louisiana 70808.

ARTICLE VI.

The business and the affairs of this corporation and all of the corporate powers thereof shall be vested in and shall be exercised exclusively by a Board of Directors, composed of not less than five (5) nor more than thirty (30) persons. A majority of the Board of Directors shall constitute a quorum for the transaction of any and all business, and the acts of a majority of the Directors present at a meeting at which a quorum is present shall be the acts of the Board of Directors.

Any Director absent from a meeting of the Board of Directors or any committee thereof may be represented by any other Director or shareholder, who may cast the vote of the absent Director by proxy according to the written instructions, general or special, of the absent Director.

The Board of Directors may designate one or more committees as it may deem necessary and proper, each committee to consist of one or more of the directors of this corporation (and one or more directors may be named as alternate members to replace any absent or disqualified regular members), which, to the extent provided by resolution of the Board or in these articles of incorporation or the bylaws, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of this corporation, and may have power to authorize the seal of this corporation to be affixed to documents. Such committee or committees shall have such name or names as may be stated in the articles of incorporation or the bylaws, or as may be determined, from time to time, by the Board of Directors. Any vacancy occurring in any such committee shall be filled by the Board of Directors, but the president may designate another director to serve on the committee pending action by the Board. Each such committee shall hold office during the term of the Board constituting it, unless otherwise ordered by the Board. The designation of and delegation of authority to a committee shall not relieve the directors of any responsibility imposed on them by law.

Any action which may be taken at a meeting of the Board of Directors or any committee thereof may be taken by a consent in writing signed by all of the Directors or by all members of the committee, and filed with the records of proceedings of the Board of Directors, and the Board of Directors or any committee thereof may participate in and hold meetings by means of conference telephone or other similar means of communication, provided that all persons participating in the meeting can hear and communicate with each other.

Any vacancy that may exist or occur among the Directors, either by death, resignation or otherwise, shall be filled by election by the remaining directors, and any director or directors so elected to fill any vacancy, shall hold office until the next regular election or until their successor or successors shall be elected and qualified.

ARTICLE VII.

The Board of Directors of this corporation shall elect a President, a Secretary and a Treasurer, and may elect a Chief Executive Officer, a Chief Financial Officer and one or more Vice Presidents. Any two of these offices may be combined in one person, provided that no person holding more than one office may sign in more than one capacity any certificate or other instrument required by law to be signed by two officers.

ARTICLE VIII.

The Board of Directors shall have the power to adopt, amend and alter by-laws for the government of this corporation not inconsistent with the provisions of law or these articles of incorporation.

ARTICLE IX.

In all matters to be voted upon by shareholders including the election of directors, each shareholder of record shall be entitled to one (1) vote, either in person or by proxy, for each share of common stock outstanding in his/her/its name on the books of this corporation. Cumulative voting is prohibited and the Directors shall be elected by plurality vote.

ARTICLE X.

1.	The vote of two-thirds of the voting power present in person or by proxy at an annual or special meeting of shareholders shall be required to amend the articles of incorporation of this corporation.

2.

Except as otherwise provided in the Louisiana Business Corporation Law, the vote of two-thirds of the voting power present in person or by proxy at an annual or special meeting of shareholders shall be required in connection with a merger, consolidation or share exchange to which this corporation is a party.

3.

The vote of two-thirds of the total voting power of this corporation at a special meeting of the shareholders shall be required to dissolve or to sell, lease, exchange or otherwise dispose of all or substantially all of the assets of this corporation.

ARTICLE XI.

Neither the incorporators nor the shareholders shall ever be held liable for the contracts of this corporation, nor shall any informality or defect in organization of this corporation have the effect of rendering these articles of incorporation null or of making the incorporators or shareholders personally liable for any of the acts of this corporation.

The directors and officers of this corporation shall have no personal liability to this corporation or its shareholders for monetary damages for a breach of fiduciary duty as a director or officer. This provision shall not eliminate or limit the personal liability of any director or any officer (a) for any breach of the directors’ or officers’ duty of loyalty to this corporation or its shareholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of a law; (c) for liability under Section 92(D) of the Louisiana Business Corporation Law; or (d) for any transaction from which the director or officer derived an improper personal benefit.

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